UNITED STATES
                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

-------------------------------------------------------------------------------

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          TravelCenters of America LLC
                     ------------------------------------
                                (Name of Issuer)


 Limited Liability Company Interests represented by Common Shares, no par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   894174101
                           -------------------------
                                 (CUSIP Number)



                               December 31, 2007
                     -------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[    ]   Rule 13d-1(b)

[ x  ]   Rule 13d-1(c)

[    ]   Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                          Continued on following pages
                               Page 1 of 15 pages
                             Exhibit Index: page 14

CUSIP No. 894174101
-------------------------------------------------------------------------------
1. Names of Reporting Persons.

              Saras Capital, LLC
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group

              (a) [ X]
              (b) [  ]
-------------------------------------------------------------------------------
3.            SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization                        Delaware
-------------------------------------------------------------------------------
Number of                5.    Sole Voting Power               None
Shares                   ------------------------------------------------------
Beneficially             6.    Shared Voting Power             297,713
Owned by Each            ------------------------------------------------------
Reporting Person         7.    Sole Dispositive Power          None
With                     ------------------------------------------------------
                         8.    Shared Dispositive Power        297,713
-------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each
              Reporting Person                                       297,713
-------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes
              Certain Shares                                         [     ]
-------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)

              2.10%, based on 14,152,665 common shares outstanding as
              of November 12, 2007.
-------------------------------------------------------------------------------
12.           Type of Reporting Person                         OO
-------------------------------------------------------------------------------


                          Continued on following pages
                               Page 2 of 15 pages
                             Exhibit Index: page 14

CUSIP No. 894174101
-------------------------------------------------------------------------------
1. Names of Reporting Persons.

              Saras Capital Management, LLC
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group

              (a) [ X]
              (b) [  ]
-------------------------------------------------------------------------------
3.            SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization                        Delaware
-------------------------------------------------------------------------------
Number of                5.    Sole Voting Power               None
Shares                   ------------------------------------------------------
Beneficially             6.    Shared Voting Power             297,713
Owned by Each            ------------------------------------------------------
Reporting Person         7.    Sole Dispositive Power          None
With                     ------------------------------------------------------
                         8.    Shared Dispositive Power        297,713
-------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each
              Reporting Person                                       297,713
-------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes
              Certain Shares                                         [     ]
-------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)

              2.10%, based on 14,152,665 common shares outstanding as
              of November 12, 2007.
-------------------------------------------------------------------------------
12.           Type of Reporting Person                         OO
-------------------------------------------------------------------------------


                          Continued on following pages
                               Page 3 of 15 pages
                             Exhibit Index: page 14

CUSIP No. 894174101
-------------------------------------------------------------------------------
1. Names of Reporting Persons.

              Saras Capital Partners, LP
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group

              (a) [ X]
              (b) [  ]
-------------------------------------------------------------------------------
3.            SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization                        Delaware
-------------------------------------------------------------------------------
Number of                5.    Sole Voting Power               None
Shares                   ------------------------------------------------------
Beneficially             6.    Shared Voting Power             297,713
Owned by Each            ------------------------------------------------------
Reporting Person         7.    Sole Dispositive Power          None
With                     ------------------------------------------------------
                         8.    Shared Dispositive Power        297,713
-------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each
              Reporting Person                                       297,713
-------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes
              Certain Shares                                         [     ]
-------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)

              2.10%, based on 14,152,665 common shares outstanding as
              of November 12, 2007.
-------------------------------------------------------------------------------
12.           Type of Reporting Person                         PN
-------------------------------------------------------------------------------


                          Continued on following pages
                               Page 4 of 15 pages
                             Exhibit Index: page 14

CUSIP No. 894174101
-------------------------------------------------------------------------------
1. Names of Reporting Persons.

              Saras Capital Partners II, LP
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group

              (a) [ X]
              (b) [  ]
-------------------------------------------------------------------------------
3.            SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization                        Delaware
-------------------------------------------------------------------------------
Number of                5.    Sole Voting Power               None
Shares                   ------------------------------------------------------
Beneficially             6.    Shared Voting Power             297,713
Owned by Each            ------------------------------------------------------
Reporting Person         7.    Sole Dispositive Power          None
With                     ------------------------------------------------------
                         8.    Shared Dispositive Power        297,713
-------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each
              Reporting Person                                       297,713
-------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes
              Certain Shares                                         [     ]
-------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)

              2.10%, based on 14,152,665 common shares outstanding as
              of November 12, 2007.
-------------------------------------------------------------------------------
12.           Type of Reporting Person                         PN
-------------------------------------------------------------------------------


                          Continued on following pages
                               Page 5 of 15 pages
                             Exhibit Index: page 14

CUSIP No. 894174101
-------------------------------------------------------------------------------
1. Names of Reporting Persons.

              Saras Capital Partners Offshore Master Fund Ltd.
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group

              (a) [ X]
              (b) [  ]
-------------------------------------------------------------------------------
3.            SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization                        Cayman Island
-------------------------------------------------------------------------------
Number of                5.    Sole Voting Power               None
Shares                   ------------------------------------------------------
Beneficially             6.    Shared Voting Power             297,713
Owned by Each            ------------------------------------------------------
Reporting Person         7.    Sole Dispositive Power          None
With                     ------------------------------------------------------
                         8.    Shared Dispositive Power        297,713
-------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each
              Reporting Person                                       297,713
-------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes
              Certain Shares                                         [     ]
-------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)

              2.10%, based on 14,152,665 common shares outstanding as
              of November 12, 2007.
-------------------------------------------------------------------------------
12.           Type of Reporting Person                         CO
-------------------------------------------------------------------------------


                         Continued on following pages
                              Page 6 of 15 pages
                            Exhibit Index: page 14

CUSIP No. 894174101
-------------------------------------------------------------------------------
1. Names of Reporting Persons.

              Saras Capital Partners Offshore Ltd.
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group

              (a) [ X]
              (b) [  ]
-------------------------------------------------------------------------------
3.            SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization                        Cayman Island
-------------------------------------------------------------------------------

Number of                5.    Sole Voting Power               None
Shares                   ------------------------------------------------------
Beneficially             6.    Shared Voting Power             297,713
Owned by Each            ------------------------------------------------------
Reporting Person         7.    Sole Dispositive Power          None
With                     ------------------------------------------------------
                         8.    Shared Dispositive Power        297,713
-------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each
              Reporting Person                                       297,713
-------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes
              Certain Shares                                         [     ]
-------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)

              2.10%, based on 14,152,665 common shares outstanding as
              of November 12, 2007.
-------------------------------------------------------------------------------
12.           Type of Reporting Person                         CO
-------------------------------------------------------------------------------


                         Continued on following pages
                              Page 7 of 15 pages
                            Exhibit Index: page 14

CUSIP No. 894174101
-------------------------------------------------------------------------------
1. Names of Reporting Persons.

              Mr. Kenney Oh
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group

              (a) [ X]
              (b) [  ]
-------------------------------------------------------------------------------
3.            SEC Use Only
-------------------------------------------------------------------------------
4.            Citizenship or Place of Organization             United State
                                                               of America
-------------------------------------------------------------------------------

Number of                5.    Sole Voting Power               None
Shares                   ------------------------------------------------------
Beneficially             6.    Shared Voting Power             297,713
Owned by Each            ------------------------------------------------------
Reporting Person         7.    Sole Dispositive Power          None
With                     ------------------------------------------------------
                         8.    Shared Dispositive Power        297,713
-------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each
              Reporting Person                                       297,713
-------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes
              Certain Shares                                         [     ]
-------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)

              2.10%, based on 14,152,665 common shares outstanding as
              of November 12, 2007.
-------------------------------------------------------------------------------
12.           Type of Reporting Person                         HC
-------------------------------------------------------------------------------


                          Continued on following pages
                               Page 8 of 15 pages
                             Exhibit Index: page 14

CUSIP No. 894174101
-------------------------------------------------------------------------------
1. Names of Reporting Persons.

              Mr. Munish Puri
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group

              (a) [ X]
              (b) [  ]
-------------------------------------------------------------------------------
3.            SEC Use Only
-------------------------------------------------------------------------------
4. Citizenship or Place of Organization                        India
-------------------------------------------------------------------------------
Number of                5.    Sole Voting Power               None
Shares                   ------------------------------------------------------
Beneficially             6.    Shared Voting Power             297,713
Owned by Each            ------------------------------------------------------
Reporting Person         7.    Sole Dispositive Power          None
With                     ------------------------------------------------------
                         8.    Shared Dispositive Power        297,713
-------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each
              Reporting Person                                       297,713
-------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes
              Certain Shares                                         [     ]
-------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)

              2.10%, based on 14,152,665 common shares outstanding as
              of November 12, 2007.
-------------------------------------------------------------------------------
12.           Type of Reporting Person                         HC
-------------------------------------------------------------------------------


                          Continued on following pages
                               Page 9 of 15 pages
                             Exhibit Index: page 14

Item 1(a).    Name of Issuer:

              TravelCenters of America LLC

Item 1(b).    Address of Issuer's Principal Executive Offices:

              24601 Center Ridge Road
              Westlake, Ohio 44145

Item 2(a).    Name of Person Filing

              This Statement is filed on behalf of the following persons (collectively, the "Reporting Persons"):

              i)  Saras Capital, LLC ("Saras Capital");

              ii)  Saras Capital Management, LLC ("Saras Capital Management");

              iii) Saras Capital Partners, L.P. ("Saras Capital Partners");

              iv)  Saras Capital Partners II, L.P. ("Saras Capital Partners
                   II");

              v)   Saras Capital Partners Offshore Ltd. ("Saras Offshore");

              iv) Saras Capital Partners Offshore Master Fund Ltd. ("Saras Offshore Master Fund");

              v)   Mr. Kenney Oh ("Mr. Oh"); and

              vi)  Mr. Munish Puri ("Mr. Puri").

              Saras Capital is the general partner of Saras Capital Partners and Saras Capital Partners II. Saras Capital Management serves as investment manager to each of Saras Capital Partners, Saras Capital Partners II and Saras Offshore Master Fund. Mr. Oh and Mr. Puri are Managing Members of Saras Capital, portfolio managers of Saras Capital Management and principals of Saras Offshore and Saras Offshore Master Fund. Mr. Puri also serves as the Director of Saras Offshore and Saras Offshore Master Fund.

Item 2(b).    Address of Principal Business Office or, if None, Residence

              The address of the principal business office of each of Saras Capital, Saras Capital Management, Saras Capital Partners, Saras Capital Partners II, Saras Offshore, Saras Offshore Master Fund, Mr. Oh and Mr. Puri is 10 Rockefeller Plaza, Suite 820, New York, NY 10020.

Item 2(c).    Citizenship

              i) Saras Capital is a limited liability company formed under the laws of the State of Delaware.


                          Continued on following pages
                               Page 10 of 15 pages
                             Exhibit Index: page 14

              ii) Saras Capital Management is a limited liability company formed under the laws of the State of Delaware.

              iii) Saras Capital Partners is a limited partnership formed under the laws of the State of Delaware.

              iv) Saras Capital Partners II is a limited partnership formed under the laws of the State of Delaware.

              v) Saras Offshore is an exempted company formed under the laws of the Cayman Islands.

              vi) Saras Offshore Master Fund is an exempted company formed under the laws of the Cayman Islands.

              vi) Mr. Oh is a citizen of the United States of America.

              vii) Mr. Puri is a citizen of India.

Item 2(d).    Title of Class of Securities:

              Limited liability company interests represented by common shares, no par value (the "Shares")

Item 2(e).    CUSIP Number:

              894174101

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

              This Item 3 is not applicable.

Item 4.       Ownership:

              a. Amount beneficially owned: As of December 31, 2007, each of Saras Capital, Saras Capital Management, Saras Capital Partners, Saras Capital Partners II, Saras Offshore, Saras Offshore Master Fund, Mr. Oh and Mr. Puri may be deemed to be the beneficial owner of 297,713 Shares. This amount consists of: (A) 22,406 Shares held for the account of Saras Capital Partners, (B) 2,636 Shares held for the account of Saras Capital Partners II and (C) 272,671 Shares held for the account of Saras Offshore Master Fund.

              b. Percent of Class: The number of Shares of which each of Saras Capital, Saras Capital Management, Saras Capital Partners, Saras Capital Partners II, Saras Offshore, Saras Offshore Master Fund, Mr. Oh and Mr. Puri may be deemed to be the beneficial owner constitutes approximately 2.10% of the total number of Shares outstanding (based upon information provided by TravelCenters of America LLC in its quarterly report on Form 10-Q filed with the SEC on November 13, 2007, which stated that there were 14,152,665

                          Continued on following pages
                              Page 11 of 15 pages
                             Exhibit Index: page 14
              limited liability company interests represented by common shares outstanding as of November 12, 2007).

Item 5.       Ownership of Five Percent or Less of a Class:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ X ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:

              This Item 6 is not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
              Company:

              This Item 7 is not applicable.

Item 8.       Identification and Classification of Members of the Group:

              This Item 8 is not applicable

Item 9.       Notice of Dissolution of Group:

              This Item 9 is not applicable.



                          Continued on following pages
                              Page 12 of 15 pages
                             Exhibit Index: page 14

Item 10.      Certification:

              By signing below each of the Reporting Persons certifies that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 14, 2008        SARAS CAPITAL, LLC

                                     By:  /s/ Kenney Oh
                                          -------------------------------------
                                           Name:   Kenney Oh
                                           Title:  Managing Member


Date:    February 14, 2008        SARAS CAPITAL MANAGEMENT, LLC

                                     By:  /s/ Kenney Oh
                                          -------------------------------------
                                           Name:   Kenney Oh
                                           Title:  Managing Member


Date:    February 14, 2008        SARAS CAPITAL PARTNERS, LP

                                  By: Saras Capital, LLC, its general partner

                                     By:  /s/ Kenney Oh
                                          -------------------------------------
                                           Name:   Kenney Oh
                                           Title:  Managing Member


Date:    February 14, 2008        SARAS CAPITAL PARTNERS II, LP

                                  By: Saras Capital, LLC, its general partner


                                     By:  /s/ Kenney Oh
                                          -------------------------------------
                                           Name:   Kenney Oh
                                           Title:  Managing Member


Date:    February 14, 2008        SARAS CAPITAL PARTNERS OFFSHORE LTD.

                                     By:  /s/ Kenney Oh
                                          -------------------------------------
                                           Name:   Kenney Oh
                                           Title:  Manager


Date:    February 14, 2008        SARAS CAPITAL PARTNERS OFFSHORE
                                  MASTER FUND LTD.


                                     By:  /s/ Kenney Oh
                                          -------------------------------------
                                           Name:   Kenney Oh
                                           Title:  Manager


Date:    February 14, 2008        /s/ Kenney Oh
                                  ---------------------------------------------
                                      Kenney Oh


Date:    February 14, 2008        /s/ Munish Puri
                                  ---------------------------------------------
                                      Munish Puri

                          Continued on following pages
                              Page 13 of 15 pages
                             Exhibit Index: page 14

                                              EXHIBIT INDEX

Ex.

A. Joint Filing Agreement, dated February 14, 2008, by and among Saras Capital, Saras Capital Management, Saras Capital Partners, Saras Capital Partners II, Saras Offshore, Saras Offshore Master Fund, Mr. Oh and Mr. Puri.




                          Continued on following pages
                              Page 14 of 15 pages
                             Exhibit Index: page 14

                       EXHIBIT A - JOINT FILING AGREEMENT

         The undersigned hereby agree that the statement on Schedule 13G with respect to the common shares of TravelCenters of America LLC, dated as of February 14, 2008 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.


Date:    February 14, 2008        SARAS CAPITAL, LLC

                                     By:  /s/ Kenney Oh
                                          -------------------------------------
                                           Name:   Kenney Oh
                                           Title:  Managing Member


Date:    February 14, 2008        SARAS CAPITAL MANAGEMENT, LLC

                                     By:  /s/ Kenney Oh
                                          -------------------------------------
                                           Name:   Kenney Oh
                                           Title:  Managing Member


Date:    February 14, 2008        SARAS CAPITAL PARTNERS, LP

                                  By: Saras Capital, LLC, its general partner

                                     By:  /s/ Kenney Oh
                                          -------------------------------------
                                           Name:   Kenney Oh
                                           Title:  Managing Member


Date:    February 14, 2008        SARAS CAPITAL PARTNERS II, LP

                                  By: Saras Capital, LLC, its general partner


                                     By:  /s/ Kenney Oh
                                          -------------------------------------
                                           Name:   Kenney Oh
                                           Title:  Managing Member


Date:    February 14, 2008        SARAS CAPITAL PARTNERS OFFSHORE LTD.

                                     By:  /s/ Kenney Oh
                                          -------------------------------------
                                           Name:   Kenney Oh
                                           Title:  Manager


Date:    February 14, 2008        SARAS CAPITAL PARTNERS OFFSHORE
                                  MASTER FUND LTD.


                                     By:  /s/ Kenney Oh
                                          -------------------------------------
                                           Name:   Kenney Oh
                                           Title:  Manager


Date:    February 14, 2008        /s/ Kenney Oh
                                  ---------------------------------------------
                                      Kenney Oh


Date:    February 14, 2008        /s/ Munish Puri
                                  ---------------------------------------------
                                      Munish Puri




                              Page 15 of 15 pages
                             Exhibit Index: page 14